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                                                                   Exhibit 10.19


                       AMENDMENT TO EMPLOYMENT AGREEMENT

     This Amendment, dated December 4, 2000, is entered into between Crestline Hotels & Resorts, Inc. ("CHRI") and David Durbin ("Mr. Durbin") for the purpose of amending the Employment Agreement between them dated March 14, 2000 (the "Agreement").

     1. Section 6 of the Agreement is amended by adding the following language as new Section 6(d), and renumbering existing Section 6(d) as Section 6(e):


          (d)  Gross-Up Payment in the Event of Termination Following Change in
               ----------------------------------------------------------------
               Control.
               -------

               (i) In the event that any Early Termination Payment, accelerated vesting or other benefit payable to Mr. Durbin shall (A) constitute "parachute payments" within the meaning of Section 280G (as it may be amended or replaced) of the Internal Revenue Code (the "Code") ("Parachute Payments") and (B) be subject to the excise tax imposed by Section 4999 (as it may be amended or replaced) of the Code ("the Excise Tax"), then CHRI shall pay to Mr. Durbin an additional amount (the "Gross-Up Amount") such that the net benefits retained by Mr. Durbin after the deduction of the Excise Tax (including interest and penalties) and any federal, state or local income taxes (including interest and penalties) upon the Gross-Up Amount shall be equal to the benefits that would have been delivered hereunder had the Excise Tax not been applicable and the Gross-Up Amount not paid.

               (ii) For purposes of determining the Gross-Up Amount: (A) Parachute Payments provided under arrangements with Mr. Durbin other than the Stock Incentive Plan and this Agreement, if any, shall be taken into
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               account in determining the total amount of Parachute Payments received by Mr. Durbin so that the amount of excess Parachute Payments that are attributable to provisions of the Stock Incentive Plan and this Agreement is maximized; and (B) Mr. Durbin shall be deemed to pay federal, state and local income taxes at the highest marginal rate of taxation for Mr. Durbin's taxable year in which the Parachute Payments are includable in Mr. Durbin's income for purposes of federal, state and local income taxation.

               (iii) The determination of whether the Excise Tax is payable, the amount thereof, and the amount of any Gross-Up Amount shall be made in writing in good faith by a nationally recognized independent certified public accounting firm approved by CHRI and Mr. Durbin, such approval not to be unreasonably withheld (the "Accounting Firm"). If such determination is not finally accepted by the Internal Revenue Service (or state or local revenue authorities) on audit, then appropriate adjustments shall be computed based upon the amount of Excise Tax and any interest or penalties so determined; provided, however, that Mr. Durbin in no event shall owe CHRI any interest on any portion of the Gross-Up Amount that is returned to CHRI. For purposes of making the calculations required by this Section 6(d)(iii), to the extent not otherwise specified herein, reasonable assumptions and approximations may be made with respect to applicable taxes and reasonable, good faith interpretations of the Code may be relied upon. CHRI and Mr. Durbin shall furnish such information and documents as may be reasonably requested in connection with the performance of the calculations under this Section 6(d)(iii).
               CHRI shall bear all costs incurred in connection with the performance of the calculations contemplated by this Section 6(d)(iii). CHRI shall pay the Gross-Up Amount to Mr. Durbin no later than sixty (60) days following receipt of the Accounting Firm's determination of the Gross-Up Amount.
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     2.   Section 8 of the Agreement is amended by adding the following language as new Section 8(e):

          (e) Notwithstanding any other provision of this Agreement, Mr. Durbin shall not be subject to the provisions of Section 8 (a)-
          (d) of this Agreement if his employment is terminated by CHRI (or its successor) or Mr. Durbin following a Change in Control in accordance with Section 6(c).

IN WITNESS WHEREOF, CHRI has caused this Amendment to be signed by its duly authorized officer and Mr. Durbin has executed this Amendment on the date and year first written above.


DAVID DURBIN                        CRESTLINE HOTELS & RESORTS, INC.


________________________________    By: _______________________________________
                                        Larry K. Harvey
                                        Vice President, Chief Financial Officer
                                        and Treasurer